EXHIBIT 99.1

KINGSBURY NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BURLINGTON COAT FACTORY

Former Kohl’s and May Company Executive Brings Strong Merchandising Experience

BURLINGTON, NEW JERSEY - December 5, 2008 - Burlington Coat Factory, a nationally recognized retailer of high-quality, branded apparel at every day low prices, today announced the appointment of Thomas A. Kingsbury to President and Chief Executive Officer of the Company.  Kingsbury most recently served as Senior Executive Vice President at Kohl's Department Stores (NYSE: KSS) where he had responsibility for overseeing marketing, business development, e-commerce and information technology.

Kingsbury, age 56, brings to Burlington Coat Factory a 30-plus year distinguished career as an apparel retailer and as an accomplished leader of large organizations.  Prior to Kohl’s, Kingsbury rose through the ranks in several divisions of the former May Department Stores Company, ultimately serving for seven years as President and CEO of Filene's/Kaufmann's, May’s largest division.

Earlier this year, Mark Nesci announced his intention to retire after a 37-year career at Burlington Coat Factory, the last two and a half years as CEO.  Since the announcement, Nesci played an active role in the search for his successor while continuing to operate the business.  Now that Kingsbury has been identified, Nesci will focus his efforts on supporting a successful transition.  After the completion of Kingsbury’s transition, Nesci will continue his involvement with Burlington Coat Factory as a senior advisor to the Board of Directors and will remain an equity investor in the Company.

“I admire Tom’s leadership in apparel retail.  Similarly, both Tom and I have learned the retail apparel business from the inside - from entry-level positions working at various levels ultimately to the Chief Executive Office.   This similarity in our backgrounds gives me confidence that Tom will be a great fit for BCF,” said Nesci.  “He is a strong believer in the off-price business model, and he is truly energized by the opportunities he sees for our Company.”

“I am honored to be selected as the next leader of Burlington Coat Factory. I am also extremely excited to capitalize on my broad merchandising and store operations experience to help the Company seize the many opportunities that lie ahead,” said Kingsbury.  “I look forward to working alongside Burlington Coat Factory’s employees, management team and our vendor partners to create a great shopping experience, to deliver exceptional value to our customers, and to position the Company for long term success.”

Kingsbury earned his BBA degree from the University of Wisconsin-Madison.

About Burlington Coat Factory
Burlington Coat Factory, the retail authority on coats, offers a broad selection of branded quality merchandise at everyday low prices across many product categories including ladies’ sportswear, menswear, family footwear, children’s clothing, baby furniture and accessories, home décor and gifts, along with the largest selection of coats for the entire family in the nation.  The updated Burlington Coat Factory, founded in 1972, has expanded from a single store selling coats to a multi-department retail chain with 427 stores in 44 states and Puerto Rico, predominantly under the “Burlington Coat Factory.”  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Contact:
Alex Stanton
Stanton Crenshaw Communications
(212) 780-0701
alex@stantoncrenshaw.com